Exhibit 10.23

Toys “R” Us, Inc.

Supplemental Executive Retirement Plan

Amended and Restated

Effective December 3, 2003

To Reflect All Amendments

Adopted Through December 3, 2003

ARTICLE I

PURPOSE

Toys “R” Us, Inc. adopted the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Plan”) effective as of December 6, 1995. The purpose of the Plan is to provide a supplemental retirement benefit for certain eligible executives and their beneficiaries which is in excess of the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, on certain contributions to the “TRU” Partnership Employees’ Savings and Profit Sharing Plan.

The Plan is intended to constitute an unfunded deferred compensation plan for a select group of management and highly compensated employees.

ARTICLE II

DEFINITIONS

When used herein, the following terms shall have the meanings set forth below:

2.1	“Account” means the unfunded bookkeeping account established for each Participant in accordance with Section 5.4.

2.2	“Administrative Committee” means the committee appointed by the Compensation Committee to administer the Plan.

2.3	“Beneficiary” means the person designated in writing by a Participant to receive the amount, if any, payable under the Plan upon the Participant’s death. If a Participant does not designate a person to receive the amount payable under the Plan upon his or her death, “Beneficiary” means the person designated by the Participant to receive benefits which may be due under the Savings Plan upon his or her death.

2.4	“Board of Directors” means the Board of Directors of the Company or a duly appointed committee thereof.

2.5	“Company” means Toys “R” Us, Inc.

2.6	“Compensation Committee” means the Compensation and Organizational Development Committee of the Board of Directors.

2.7	“Declared Rate of Interest” means the percentage rate of interest (rounded, at the Administrative Committee’s option, to the nearest tenth of a percent) equal to the aggregate percentage yield (gain or loss) on a portfolio of investments which is selected by the Administrative Committee, in its sole discretion, and which reflects each Participant’s investment preferences as indicated by his or her investment elections under the Savings Plan, except as provided in Section 5.5 regarding Disability.

2.8	“Disability” means “Disability” as determined under the Savings Plan, and “Disabled” means having a Disability.

2.9	“Disability Period” means the period commencing on the date a Participant terminates active service with the Employer on account of Disability and ending on the earliest of: (a) the date of the Participant’s death; (b) the date as of which the Participant no longer has a Disability; or (c) the date as of which the Participant is no longer an employee of the Employer.

2.10	“Early Retirement Date” means the Early Retirement Date of a Participant as defined in Section 7.2.

2.11	“Effective Date” means December 6, 1995.

2.12	“Eligible Earnings” for a Plan Year means that portion of a Participant’s Total Compensation for the calendar year ending within the Plan Year that exceeds the compensation limitation under Section 401(a)(17) of the Code for such calendar year.

2.13	“Employer” means the company and any corporation which, with the consent of the Board of Directors, adopts the Plan and becomes subject to its terms by filing with the Company a certified copy of a resolution of its board of directors adopting the Plan.

2.14	“Enhanced Rate of Interest” means for any Plan Year, a percentage rate of interest equal to 120 percent of the Declared Rate of Interest for such Plan Year (rounded, at the Administrative Committee’s option, to the nearest tenth of a percent); provided, however, that in no event shall the Enhanced Rate of Interest for any Plan Year be less than the Declared Rate of Interest or greater than a rate of interest which is 4 percent above the Declared Rate of Interest for such Plan Year.

2.15	“Enhancement Period” means the period of years during which a Participant shall be eligible to receive an Enhanced Rate of Interest on his Account balance as established under Section 5.2. Such period shall equal the lesser of (i) the number of Years of Service completed by the Participant prior to February 1, 1996, rounded to the next higher whole year, or (ii) ten years.

2.16	“Normal Retirement Date” means the retirement date of a Participant as defined in Section 7.1.

2.17	“Notional Contribution” shall equal the amount to be credited to a Participant’s Account in accordance with the provisions of Section 5.1.

2.18	“Participant” means any Employee who becomes eligible for and commences participation in the Plan, as provided in Article IV.

2.19	“Plan” means the Toys “R” Us, Inc. Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.20	“Plan Year” means the short Plan Year commencing December 6, 1995 and ending January 31, 1996. Thereafter, “Plan Year” shall mean each February 1 through January 31.

2.21	“Savings Plan” means the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, as amended and restated as of October 1, 1993, as the same may be amended from time to time.

2.22	“Target Cash Compensation” means (a) for a Participant who dies as of the last day of a Plan Year, an amount equal to the sum of such Participant’s (i) cash wages, (ii) bonuses, and (iii) awards granted under the Toys “R” Us, Inc. Management Incentive Compensation Plan (the “Management Incentive Plan”) during such Plan Year, or (b) for a Participant who dies other than on the last day of a Plan Year, an amount equal to (i) cash wages, (ii) bonuses, and (iii) awards granted under the Management Incentive Plan during such Plan Year, which the Administrative Committee projects and determines, under rules uniformly applicable to all Participants, the Participant would have received had he or she not died prior to the end of such Plan Year.

2.23	“Total Compensation” means Total Compensation as defined under the Savings Plan, except as provided in Section 5.5 regarding Disability.

Other capitalized terms used herein shall have the same meaning when used in this Plan as ascribed to them under the terms of the Savings Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may include the singular, and words used in the masculine may include the feminine or the feminine may include the masculine.

ARTICLE III

ADMINISTRATION

3.1	The Compensation Committee or the Administrative Committee (subject to the ability of the Compensation Committee to restrict the Administrative Committee) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan including, without limitation, determination of Participant benefit claims in accordance with rules uniformly applicable to all Participants. Any actions of the Compensation Committee or the Administrative Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrative committee will not be binding on the Compensation Committee. The Compensation Committee and Administrative Committee may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

3.2	The Administrative Committee shall consist of such number of Participants as shall be determined by the Compensation Committee, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Compensation Committee. Any Participant of the Administrative Committee may resign at any time. No Participant of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Participants of the Administrative Committee shall not receive any special compensation for serving in their capacities as Participants of the Administrative Committee, but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrative Committee or any Participant thereof in any jurisdiction.

3.3	Each Participant of the Compensation Committee and the Administrative Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary of the Company, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no Participant of the Compensation Committee or the Administrative Committee, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. To the maximum extent permitted by law, the Company shall indemnify the Participants of the Compensation Committee and the Administrative Committee against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

An Employee shall be a Participant in the Plan for a Plan Year if (a) he or she is designated by the Compensation Committee as a member of the Partnership Group for the Plan Year and (b) he or she participates in the Savings Plan for all or a portion of the Plan Year.

ARTICLE V

NOTIONAL CONTRIBUTIONS AND INTEREST CREDITS AND DEBITS

5.1 (a)	For each Plan Year, each Participant who is an Employee on the last day of the Plan Year shall have credited to his or her Account a Notional Contribution equal to 11 percent of such Participant’s Eligible Earnings. Such Notional Contribution shall be credited to the Participant’s Account under the Plan as soon as practicable, but in no event later than 120 days, following the end of the applicable Plan Year.

(b)	In addition to the Notional Contribution amount determined under Section 5.1(a), each Participant who is an Employee on the last day of the Plan Year beginning on the Effective Date shall receive an additional Notional Contribution which shall equal, in the aggregate, 11 percent of such Participant’s Eligible Earnings, if any, determined for each of the Plan Years, respectively, beginning February 1, 1993, and February 1, 1994.

5.2	In addition to the Notional Contribution determined under Section 5.1, each Participant’s Account shall be credited or debited each Plan Year with an interest amount determined under either Section 5.2(a) or (b) hereto:

(a)	Each Participant’s Account shall be credited or debited with an Enhanced Rate of Interest for each Plan Year, if any, commencing during the Participant’s Enhancement Period. The amount to be credited or debited shall equal the “product” determined by multiplying (i) the Participant’s Account balance as of the last day of the immediately preceding Plan Year, by (ii) the Enhanced Rate of Interest established for the applicable Plan Year. The amount of interest to be credited or debited under this Section 5.2(a) shall be calculated and credited or debited to the Participant’s Account during the 120 day period following the end of each applicable Plan Year.

(b)	In each Plan Year in which the Participant’s Account is not credited with an Enhanced Interest amount under Section 5.2(a), the Participant’s Account shall be credited or debited, whichever is applicable, with a Declared Interest amount determined under this Section 5.2(b). The amount of such credit or debit shall equal the “product” determined by multiplying (i) the Participant’s Account balance as of the last day of the immediately preceding Plan Year, by (ii) the Declared Rate of Interest established for the applicable Plan Year. The amount of interest to be credited or debited under this Section 5.2(b) shall be calculated and credited or debited to the Participant’s Account during the 120 day period following the end of each applicable Plan Year.

(c)	Notwithstanding the provisions of Sections 5.2(a) and (b), neither a Declared Rate of Interest nor an Enhanced Rate of Interest shall be credited or debited for periods commencing prior to the Effective Date.

5.3	The Administrative Committee shall establish or cause to be established a separate, unfunded bookkeeping Account for each Participant showing the Notional Contributions, Declared Interest, Enhanced Interest and other relevant data pertaining thereto. Each Participant shall receive an annual statement of his or her Account balance, which shall reflect Notional Contributions made pursuant to Section 5.1 and interest credited or debited to his or her Account pursuant to Section 5.2 during the applicable Plan Year.

5.4	The establishment and maintenance of, or allocations, debits or credits to, the Account of any Participant shall not vest in that Participant or his or her Beneficiary any right, title, or interest in and to any specific assets of the Employer or in and to any trust fund maintained in connection with the Plan, except at the time or times and upon the terms and conditions expressly set forth in the Plan and any applicable trust document.

5.5	During a Participant’s Disability Period, the Total Compensation taken into account for purposes of Notional Contributions under Section 5.1, if any, and the Declared Rate of Interest for purposes of interest crediting under Section 5.2 shall be determined as follows:

(a)	Total Compensation for the Plan Year in which the Participant Becomes Disabled.

(i)	If the Participant terminates active service due to Disability prior to the end of the calendar year ending within a Plan Year, such Participant’s Total Compensation for that Plan Year shall be deemed to be his or her Total Compensation for the portion of such calendar year preceding the date on which his or her active service terminated multiplied by a fraction, the numerator of which is the total number of days during the calendar year in which the Participant was an Employee and the denominator of which is the number of calendar days in such calendar year preceding the date on which his or her active service terminated and during which the Participant was an Employee.

(ii)	If the Participant terminates active service due to Disability between January 1st and January 31st of a Plan Year, such Participant’s Total Compensation for the Plan Year shall equal his or her Total Compensation for the calendar year ending within the Plan Year.

(b)	Total Compensation for Succeeding Plan Years Ending Within the Disability Period. For any succeeding Plan Year ending within the Participant’s Disability Period, such Participant’s Total Compensation shall be deemed to be his or her Total Compensation determined for the preceding Plan Year (annualized, if the Participant was not an Employee for the entire calendar year ending in the preceding Plan Year), increased by four percent.

(c)	Total Compensation for Year of Recovery. If a Participant’s Disability Period ends as a result of his or her recovery from Disability during a calendar year (the Participant’s “Recovery Year”) and he or she returns to active service immediately after the Participant’s Disability Period ends, the Notional Contribution, if any, for the Plan Year in which the Recovery Year ends shall be determined based on Total Compensation for the Recovery Year equal to the sum of (a) the Total Compensation earned during the portion of the Recovery Year that excludes the Participant’s Disability Period and (b) the Total Compensation determined under Section 5.5(a) or (b) (as applicable) multiplied by a fraction, the numerator of which is the total number of days in the Recovery Year that fell within the individual’s Disability Period and the denominator of which is the total number of days during the Recovery Year in which the Participant was an Employee. If a Participant whose Disability Period ends as a result of his or her recovery from Disability returns to active service with the Employer during the Plan Year in which he or she recovers from Disability but not immediately after his or her recovery from Disability, and he or she is otherwise eligible to receive a Notional Contribution for such Plan Year, his or her Account shall be credited with a Notional Contribution for such Plan Year only if and to the extent determined by the Compensation Committee.

(d)	Declared Rate of Interest for Disability Period. The Participant’s Declared Rate of Interest for each Plan Year ending within the Disability Period equals the average aggregate yield (gain or loss) on all investment funds maintained under the Trust Fund for the Savings Plan for such period.

5.6 (a)	The Company shall have the option to require the trust fund maintained in connection with the Plan to bear all costs incident to the operation of this Plan. If the Company requires that the trust fund maintained in connection with the Plan bears any costs incident to the Plan’s operation, each Participant’s Account shall be debited its proportionate share of such expense in accordance with rules adopted by the Administrative Committee and uniformly applicable to all Participants.

(b)	If the Company does not exercise the option to charge the trust fund maintained in connection with the Plan for costs incident to the Plan’s operation, each Employer shall pay such costs or such portion thereof with respect to which said option has not been exercised. The proportion of such costs to be paid by each Employer in a particular Plan Year shall be in the ratio which the total of such Employer’s Notional Contributions bears to the total of the Notional Contributions of all of the Employers credited during such Plan Year.

ARTICLE VI

VESTING

6.1	Each Participant who terminates employment on or after a Normal Retirement Date, Early Retirement Date, or due to Disability, shall have a 100 percent vested and non-forfeitable right to an amount equal to the Participant’s Account balance, as adjusted pursuant to the provisions of Article V, as of the date of his or her termination of employment. The Beneficiary of any Participant who dies while actively employed shall have a 100 percent vested and non-forfeitable right to an amount equal to the Participant’s Account balance, as adjusted pursuant to the provisions of Article V, as of the date of the Participant’s death.

6.2 (a)	Subject to the provisions of Article XI, each Participant who terminates employment with the Employer, other than as provided in Section 6.1, shall not, except as provided in Section 6.2(b), be vested in, and shall forfeit the right to, any benefit under the Plan.

(b)	Notwithstanding the provisions of Section 6.2(a), a Participant who has completed five Years of Service prior to his termination of employment with an Employer and who is not vested as provided under Section 6.2(a) may apply to the Compensation Committee (or its designee) to request full vesting of his or her Account balance. If the Compensation Committee (or its designee) approves such request, the Participant shall receive a 100 percent vested and non-forfeitable right to an amount equal to his or her Account balance, as adjusted pursuant to the provisions of Article V, as of the date of termination of employment and such amount shall be payable in accordance with the provisions of Section 8.3.

ARTICLE VII

RETIREMENT DATES

7.1	The Normal Retirement Date of each Participant shall be the first day of any month coincident with or next following the date he or she terminates employment with an Employer at or after attainment of age 60 with five or more Years of Service.

7.2	The Early Retirement Date of each Participant shall be the first day of any month coincident with or next following the date he or she terminates employment with an Employer at or after attainment of age 55 with five or more Years of Service.

ARTICLE VIII

DISTRIBUTIONS

8.1	A Participant may not receive a distribution from his or her Account prior to the date he or she terminates employment with an Employer and shall receive such distribution only as provided in this Article VIII.

8.2	Each Participant who terminates employment with an Employer on or after his or her Normal Retirement Date:

(a)	shall receive as soon as practicable, but in no event later than 120 days following the date of such termination of employment, a lump sum cash distribution equal to the value of the Participant’s Account, as adjusted pursuant to the provisions of Article V, as of such date; or

(b)	may, in lieu of such lump sum cash distribution: (i) elect, in accordance with rules established by the Administrative Committee, to receive an actuarially equivalent annuity to be paid out over a fixed number of years commencing as of the date of the Participant’s termination of employment, or (ii) request that the Administrative Committee transfer to the Participant the ownership of any life insurance policy or policies on the life of the Participant with cash value and other rights (as determined by the Administrative Committee in good faith) equal in the aggregate to the amount allocated to the Participant’s Account, such transfer to be completed at such time and in such manner as the Administrative Committee shall determine and the terms of the applicable policies shall provide.

8.3	Except as provided in Section 8.4, if a Participant terminates employment with the Employer other than on or after his or her Normal Retirement Date and is entitled to a benefit under the Plan, such benefit shall be payable in a lump sum as soon as practicable, but in no event later than 120 days, following the date of the Participant’s termination of employment with the Employer, or, if applicable, the date the Compensation Committee approves his or her request for full vesting under Section 6.2(b); provided, however, that such a Participant may request, in accordance with rules established by the Administrative Committee, an actuarially equivalent form of payment and the Administrative Committee may approve such request if such actuarially equivalent form of payment does not result in any additional cost to the Company.

8.4	Except as provided in Section 8.2 (regarding termination on or after a Normal Retirement Date), if a Participant terminates active service with the Employer on account of Disability and is entitled to a benefit under the Plan, such benefit shall be payable in a lump sum as soon as practicable, but in no event later than 120 days, following the date of the Participant’s termination of employment with the Employer; provided, however, that such a Participant may request, in accordance with rules established by the Administrative Committee, an actuarially equivalent form of payment and the Administrative Committee may approve such request if such actuarially equivalent form of payment does not result in any additional cost to the Company.

ARTICLE IX

DEATH BENEFITS

9.1	The Beneficiary of each Participant who dies while actively employed by an Employer shall be entitled to receive a lump sum distribution equal to the amount allocated to the Participant’s Account, as adjusted pursuant to the provisions of Article V, as of the date of death of the Participant. Any benefit payable pursuant to this Section 9.1 shall be paid to the Participant’s Beneficiary as soon as practicable following the date the Administrative Committee learns of the Participant’s death. Notwithstanding the foregoing, the lump sum payable under this Section 9.1 shall be reduced (but not below zero) to the extent that any “person” (as defined under Section 7701(a)(1) of the Code) (other than the Company) receives proceeds on account of such Participant’s death under the Toys “R” Us, Inc. Split Dollar Plan or any other similar insurance arrangement with the Company.

9.2	A Participant may change his or her Beneficiary at any time by filing a new Beneficiary designation form with the Administrative Committee.

ARTICLE X

SOURCE AND PAYMENT OF BENEFITS

10.1	Benefits under the Plan are a contractual obligation of the Participant’s Employer and all payments under the Plan shall, unless paid in accordance with Section 10.2, be made from the general assets of such Employer. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor. Notwithstanding the foregoing, nothing herein shall prevent the transfer of funds to a trust for the purpose of paying benefits under the Plan as provided in Section 10.2.

10.2	Notwithstanding any provisions of Section 10.1 to the contrary, the Administrative Committee may establish a grantor trust or other arrangement (including, but not limited to, insurance contracts) for the benefit of Participants in the Plan. The assets of said trust or arrangement shall be held separate and apart from other Employer funds and shall be used exclusively for the purposes set forth in the Plan and the applicable documents establishing the trust or other arrangement, subject to the following conditions.

(a)	the creation of said trust or other arrangement shall not cause the Plan to be other than “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

(b)	the employer shall be treated as the “grantor” of any such trust for purposes of Sections 671 and 677 of the Code; and

(c)	the documents establishing the trust or other arrangement shall provide that the assets held under the trust or other arrangement may be used to satisfy claims of the Employer’s general creditors, provided that the rights of such general creditors are enforceable under federal and state law.

ARTICLE XI

AMENDMENT AND TERMINATION

The Compensation Committee may, with prospective or retroactive effect amend, alter, suspend, discontinue or terminate the Plan at any time without the consent of Participants, stockholders or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s account. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, terminate the Plan as of any date and distribute to the Participants an amount equal to their Account balances, as adjusted pursuant to the provisions of Article V, as of such date.

ARTICLE XII

MISCELLANEOUS

12.1	No person entitled to a benefit under the Plan shall have any power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive such payment and any attempt to do so shall be void and will not be recognized by the Administrative Committee.

12.2	The Company or any Employer shall have the right to deduct from amounts otherwise payable in settlement of an Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

12.3	Nothing in this Plan shall be construed to confer upon any person any legal right to be continued as an Employee of any Employer, and each Employer expressly reserves the right to discharge any Employee whenever the interest of the Company or Employer in its sole judgment may so require, without any liability on the part of the Company, the Employer, the Compensation Committee or the Administrative Committee.

12.4	Any final payment or distribution to the Participant or Beneficiary or their legal representative shall be in full satisfaction of all claims against the Plan, the Administrative Committee, the Compensation Committee and the Employer.

12.5	If the Administrative Committee finds that the Participant or other person entitled to a benefit under the Plan is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Administrative Committee may direct that any benefit due him or her be paid to his or her spouse, a child, a parent or other blood relative or a person with whom he or she resides, unless a claim has been made for the benefit by a duly appointed legal representative. Any payment made under the provisions of this Section 12.5 shall be a complete discharge of the liabilities of the Plan for that benefit.

12.6	A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in the value of an Account and neither the Plan, the Employer, the Compensation Committee nor the Administrative Committee shall be liable or responsible therefore.

12.7	In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

12.8	This Plan shall be construed and administered in accordance with the laws of the State of New York.